EXHIBIT 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST COMMENCES FOLLOW-ON OFFERING OF 5 MILLION SHARES OF COMMON STOCK

DALLAS — (March 30, 2005) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has commenced a follow-on public offering of 5,000,000 shares of common stock. Wachovia Securities and Friedman Billings Ramsey are the book-running managers of the offering. A.G. Edwards, Legg Mason Wood Walker, Incorporated, and Stifel, Nicolaus & Company, Incorporated are co-managers. The underwriters will have a 30-day option to purchase an additional 750,000 shares of common stock from the Company to cover over-allotments.

The offering proceeds to the Company will be used for general corporate purposes, which may include the acquisition of additional hotel investments. In the ordinary course of the Company’s business, the Company continually evaluates hotel investments and is in various stages of due diligence as part of its evaluations. The Company is currently party to non-binding letters of intent or conditional commitments in respect of hotel investments in an aggregate amount of approximately $500 million. Consummation of any potential transaction is necessarily subject to significant outstanding conditions, including satisfactory completion of due diligence or, in the case of letters of intent, the negotiation of definitive agreements. As a result, there are no assurances that any such transaction will be completed, or, if completed, what the terms or timing of the transaction will be.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the prospectus supplement and base prospectus related to the offering, when available, may be obtained from Wachovia Securities, Attn: Prospectus Department, 7 St. Paul Street, 1st Floor, Baltimore, MD 21202, 443-263-6410, 443-263-6894 fax.

Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

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